SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

  PURSUANT TO SECTION 13 OR 15(D) OF THE     SECURITIES EXCHANGE ACT OF 1934




Date  of  earliest  event  reported:  NOVEMBER  6,  1998





                            MIAMI SUBS CORPORATION
            (Exact name of registrant as specified in its charter)



   FLORIDA                          0-19623             65-0249329
(State  or  other  jurisdiction    (Commission        (IRS employer
     of  incorporation)            file  number)   identification  no.)



6300  N.W.  31ST  AVENUE,  FORT  LAUDERDALE,  FLORIDA          33309
     (Address  of  principal  executive  offices)          (Zip  code)



Registrant's  telephone  number,  including  area  code:    (954)  973-0000






ITEM  5.          OTHER  EVENTS

     On November 6, 1998, the Registrant, Miami Subs Corporation, a Florida corporation, in response to the Company's request for continued inclusion on the Nasdaq National Market, received notice from a Nasdaq Listing Qualifications Panel (the "Panel") that Nasdaq granted the Company a temporary exception to the minimum bid price requirement and that trading in the Company's common stock will be moved to the Nasdaq SmallCap Market effective November 9, 1998 pursuant to the following exception. On or before December 2, 1998, the Company must effect a reverse stock split sufficient to evidence a minimum closing bid price of at least $1.00 per share; immediately thereafter, the Company's closing bid price must meet or exceed $1.00 per share for a minimum of ten consecutive trading days. In order to fully comply with this exception the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market, including the payment of all fees owed by the Company to The Nasdaq Stock Marketsm. In the event the Company fails to comply with any of the terms of this exception, its securities will be delisted from The Nasdaq Stock Market.

The Company has taken certain steps to effect a reverse stock split and believes that it can meet these conditions, however, there can be no assurance that it will do so.

For the duration of the exception, the Company's Nasdaq symbol will be "SUBSC." In the event the Company is deemed to have met the terms of this exception and all other criteria necessary for continued listing, it would continue to be listed on The Nasdaq SmallCap Market and the "C" would be removed from the symbol.






                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            MIAMI SUBS CORPORATION

Date:  November  10,  1998                  By: /s/ Jerry W. Woda
                                                    JERRY  W.  WODA
                                            Senior Vice President,
                                            Chief Financial Officer, and
                                            Principal Accounting and
                                            Financial Officer